WARRANT AGREEMENT

THIS WARRANT AGREEMENT (this “Agreement”), dated as of [  ], 2012, is by and between Infinity Cross Border Acquisition Corporation, a British Virgin Islands business company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”).

WHEREAS, the Company has entered into that certain Amended and Restated Sponsors Warrants Purchase Agreement, dated December 30, 2011 (“Sponsors Warrants Purchase Agreement”) with Infinity I-China Fund (Cayman), L.P., Infinity I-China Fund (Israel), L.P., Infinity I-China Fund (Israel 2), L.P. and Infinity I-China Fund (Israel 3), L.P. (collectively, the “Sponsors”) pursuant to which the Sponsors will purchase an aggregate of 3,700,000 warrants (the “Warrants”) of the Company (the “Sponsor Warrants”), at a purchase price of $0.50 per Warrant, to be sold to the Sponsors simultaneously with the closing of the Offering (as defined below); and

WHEREAS, the Company has entered into that certain EBC Warrants Purchase Agreement, dated December 30, 2011 (“EBC Warrants Purchase Agreement”) with EarlyBirdCapital, Inc. (“EBC”) or its designees (collectively, the “EBC Warrantholders” and together with the Sponsors, the “Insider Warrantholders”) pursuant to which the EBC Warrantholders will purchase an aggregate of 200,000 Warrants of the Company (the “EBC Warrants” and together with the Sponsor Warrants, the “Insider Warrants”), at a purchase price of $0.50 per Warrant, to be sold to the EBC Warrantholders simultaneously with the closing of the Offering (as defined below); and

WHEREAS, the Company is engaged in an initial public offering (the “Offering”) of units of the Company’s equity securities, each such unit comprised of one Ordinary Share (as defined below) and one Public Warrant (as defined below) (the “Units”) and, in connection therewith, has determined to issue and deliver up to 4,600,000 warrants (including up to 600,000 warrants subject to the Over-allotment Option (as defined below)) to public investors in the Offering (the “Public Warrants” and, together with the Insider Warrants, the “Warrants”), each such Warrant evidencing the right of the holder thereof to purchase one Ordinary Share of the Company, no par value per share (“Ordinary Shares”), for $11.00 per share, subject to adjustment as described herein; and

WHEREAS, in connection with the Offering, the Company has granted a unit purchase option (the “UPO”) to EBC for $100 to acquire 400,000 units (“UPO Units”) at $11.00 per unit. The UPO Units are identical to the Units and each UPO Unit consists of one Ordinary Share and one warrant to purchase one Ordinary Share for $11.50 per share, subject to adjustment as described herein (the “UPO Warrants”, and, together with the Insider Warrants and the Public Warrants, the “Warrants”); and

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form F-1, No. 333-173575 (the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, Public Warrants and Ordinary Shares included in the Units; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

                NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.            Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.            Warrants.

2.1          Form of Warrant. Each Warrant shall be issued in registered form only and shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2          Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3          Registration.

2.3.1           Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.3.2           Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate (as defined below) made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4           Detachability of Warrants. The Ordinary Shares and Public Warrants comprising the Units shall begin separate trading on the 90th day following the date of the Prospectus or, if such 90th day is a Saturday, Sunday or federal holiday, or a day on which banks in New York City are generally not open for normal business (a “Business Day”), then on the immediately succeeding Business Day following such date, or earlier (the “Detachment Date”) with the consent of EarlyBirdCapital, Inc., as representative of the several underwriters, but in no event shall the Ordinary Shares and the Public Warrants comprising the Units be separately traded until: (A) the Company has filed a report of foreign private issuer on Form 6-K with the Commission containing an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Offering, including the proceeds received by the Company from the exercise by the underwriters of their right to purchase additional Units in the Offering (the “Over-allotment Option”), if the Over-allotment Option is exercised prior to the filing of the Form 6-K, and (B) the Company issues a press release and files with the Commission a report of foreign private issuer on Form 6-K announcing when such separate trading shall begin.

2.5	Warrant Attributes.

2.5.1           Insider Warrants. The Insider Warrants shall be identical to the Public Warrants, except that so long as they are held by the Insider Warrantholders or any of their Permitted Transferees (as defined below) the Insider Warrants: (i) may be exercised for cash or on a cashless basis, pursuant to subsection 3.3.1(c) hereof, (ii)  may not be transferred, assigned or sold until after the completion by the Company of an initial Business Combination (as defined below), (iii) shall not be redeemable by the Company and (iv) so long as the EBC Warrants are held by the EBC Warrantholders or their Permitted Transferees, they may not be exercised after five years from the effective date of the Registration Statement.  For purposes of this Agreement, the term “Permitted Transferees” means anyone that is transferred Insider Warrants in the following transactions:

(a) as gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization,

(b) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors or any affiliates of the Insider Warrantholders,

(c) by virtue of the laws of descent and distribution upon death of such person,

(d) pursuant to a qualified domestic relations order, or

(e) by virtue of the laws of the jurisdiction of incorporation of an Insider Warrantholder upon dissolution of such Insider Warrantholder.

2.5.2       The provisions of this Section 2.5 may not be modified, amended or deleted without the prior written consent of EBC.

3.            Terms and Exercise of Warrants.

                3.1        Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of Ordinary Shares stated therein, at the price of $11.00 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Warrant Agreement shall mean the price per share at which Ordinary Shares may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants.

3.2         Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the later of: (i) the date on which the Company completes an acquisition, engages in a share exchange, share reconstruction and amalgamation or contractual control arrangement with, purchases all or substantially all of the assets or, or engages in any other similar business combination with one or more businesses or entities (a “Business Combination”) or (ii) the date that is twelve (12) months from the date of the closing of the Offering, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Company completes its initial Business Combination, (y) the liquidation of the Company, or if the Company fails to consummate a Business Combination 18 months from the closing of the Offering (or 24 month of the closing of the Offering  if a definitive agreement is executed within 18 months from the closing of the Offering but a Business Combination has not been consummated within such period), or (z) other than with respect to the Insider Warrants, the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (other than with respect to an Insider Warrant) in the event of a redemption (as set forth in Section 6 hereof), each Warrant (other than a Insider Warrant in the event of a redemption) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.

                3.3       Exercise of Warrants.

3.3.1           Payment. Subject to the provisions of the Warrant and this Warrant Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Warrant Price for each full Ordinary Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Ordinary Share and the issuance of such Ordinary Share, as follows:

(a)  by wire transfer of immediately available funds, in good certified check or good bank draft payable to the order of the Company;

(b) in the event of a redemption pursuant to Section 6 hereof in which the Company’s board of directors (the “Board”) has elected to require all holders of the Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value”, as defined in this subsection 3.3.1(b) by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(b) and Section 6.3, the “Fair Market Value” shall mean the average last sale price of the Ordinary Shares for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants, pursuant to Section 6 hereof;

(c) with respect to the exercise of any Insider Warrant on a “cashless basis”, so long as such Insider Warrant is held by the Insider Warrantholders, a partner or an affiliate of the Insider Warrantholders or their Permitted Transferees, by surrendering the Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value”, as defined in this subsection 3.3.1(c), by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(c), the “Fair Market Value” shall mean the average last sale price of the Ordinary Shares for the ten (10) trading days ending on the third trading day prior to the date on which notice of exercise of the Warrant is sent to the Warrant Agent; or

(d) as provided in Section 7.4 hereof.

3.3.2           Issuance of Ordinary Shares on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a certificate or certificates for the number of full Ordinary Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any Ordinary Shares pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Ordinary Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4. No Warrant shall be exercisable and the Company shall not be obligated to issue Ordinary Shares upon exercise of a Warrant unless the Ordinary Shares issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the Registered Holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless, in which case the purchaser of a Unit containing such Public Warrants shall have paid the full purchase price for the Unit solely for the Ordinary Shares underlying such Unit.  In no event will the Company be required to net cash settle the Warrant exercise.

3.3.3 Valid Issuance. All Ordinary Shares issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4 Date of Issuance. Each person in whose name any certificate for Ordinary Shares is issued shall for all purposes be deemed to have become the holder of record of such Ordinary Shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the share transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books are open.

3.3.5 Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (the “Maximum Percentage”) of the Ordinary Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by such person and its affiliates shall include the number of Ordinary Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Ordinary Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding Ordinary Shares, the holder may rely on the number of outstanding Ordinary Shares as reflected in (1) the Company’s most recent annual report on Form 20-F, report of foreign private issuer on Form 6-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or Continental Stock Transfer & Trust Company as transfer agent (the “Transfer Agent”) setting forth the number of Ordinary Shares outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding Ordinary Shares was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4. Adjustments.

4.1 Share Dividends.

4.1.1           Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding Ordinary Shares is increased by a share dividend payable in Ordinary Shares, or by a split-up of Ordinary Shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering to holders of the Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the “Fair Market Value” (as defined below) shall be deemed a share dividend of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Ordinary Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Ordinary Share paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

4.1.2           Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Ordinary Shares on account of such Ordinary Shares (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above, (b) Ordinary Cash Dividends (as defined below), (c) to satisfy the redemption rights of the holders of the Ordinary Shares in connection with a proposed initial Business Combination, (d) as a result of the repurchase of Ordinary Shares by the Company if a proposed initial Business Combination is presented to the shareholders of the Company for approval or (e) in connection with the Company’s liquidation and the distribution of its assets upon its failure to consummate a Business Combination (any such non- excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each Ordinary Shares in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per Ordinary Share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Ordinary Shares issuable on exercise of each Warrant) does not exceed $0.50 (being 5% of the offering price of the Units in the Offering).

4.2           Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Ordinary Shares.

4.3           Adjustments in Exercise Price. Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1 or 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Ordinary Shares so purchasable immediately thereafter.

4.4           Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than a change under subsections 4.1.1 or 4.1.2 or Section 4.2 hereof or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the Ordinary Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Ordinary Shares in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Ordinary Shares (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by shareholders of the Company as provided for in the Company’s memorandum and articles of association, as amended, or as a result of the repurchase of Ordinary Shares by the Company if a proposed initial Business Combination is presented to the shareholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding Ordinary Shares, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided further, however, that if more than 30% of the consideration receivable by the holders of the Ordinary Shares in the applicable event is payable in the form of ordinary shares in the successor entity that is not listed for trading on a national securities exchange or on the OTC Bulletin Board, or is not to be so listed for trading immediately following such event, then the Warrant Price shall be reduced by an amount (in dollars) equal to the quotient of (x) $17.00 (subject to adjustment in accordance with Section 6.1 hereof) minus the Per Share Consideration (as defined below) (but in no event, less than zero), and (y) if the applicable event is announced on or prior to the third anniversary of the closing date of the initial Business Combination, 2; if the applicable event is announced after the third anniversary of the closing date of the initial Business Combination and on or prior to the fourth anniversary of the closing date of the initial Business Combination, 2.5; if the applicable event is announced after the fourth anniversary of the closing date of the initial Business Combination and on or prior to the Expiration Date, 3. “Per Share Consideration” means (i) if the consideration paid to holders of the Ordinary Shares consists exclusively of cash, the amount of such cash per Ordinary Shares, and (ii) in all other cases, the volume weighted average price of the Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in Ordinary Shares covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

4.5           Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6           No Fractional Shares. Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up to the nearest whole number, the number of the Ordinary Shares to be issued to such holder.

4.7           Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.8           Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5. Transfer and Exchange of Warrants.

5.1           Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2           Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Insider Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3           Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate for a fraction of a warrant.

5.4           Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5           Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.6           Transfer of Warrants. Prior to the Detachment Date, the Public Warrants may be transferred or exchanged only together with the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Warrant included in such Unit. Notwithstanding the foregoing, the provisions of this Section 5.6 shall have no effect on any transfer of Warrants on and after the Detachment Date.

6. Redemption.

                6.1           Redemption. Subject to Section 6.4 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.2 below, at the price of $0.01 per Warrant (the “Redemption Price”), provided that the last sales price of the Ordinary Shares reported has been at least $17.00 per share (subject to adjustment in compliance with Section 4 hereof), on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third Business Day prior to the date on which notice of the redemption is given and provided that commencing five business days prior to the date that the Company gives notice of redemption (as described in Section 6.2 below), and during the entire period thereafter until the Redemption Date there is an effective registration statement covering the Ordinary Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available (as defined in Section 6.2 below) .

6.2           Date Fixed for, and Notice of, Redemption. In the event that the Company elects to redeem all of the Warrants, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

6.3           Exercise After Notice of Redemption. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b) hereof) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date. In the event that the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1, the notice of redemption shall contain the information necessary to calculate the number of Ordinary Shares to be received upon exercise of the Warrants, including the “Fair Market Value” (as such term is defined in subsection 3.3.1(b) hereof) in such case. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.4	Exclusion of Certain Warrants.

6.4.1           The Company agrees that the redemption rights provided in this Section 6 shall not apply to the Insider Warrants if at the time of the redemption such Insider Warrants continue to be held by the Insider Warrantholders, partners or affiliates of the Insider Warrantholders or their Permitted Transferees or any Public Warrants that are held by the Sponsors or their affiliates at the time of redemption. However, once such Insider Warrants are transferred (other than to Permitted Transferees under subsection 2.5), the Company may redeem the Insider Warrants, provided that the criteria for redemption are met, including the opportunity of the holder of such Insider Warrants to exercise the Insider Warrants prior to redemption pursuant to Section 6.3. Insider Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Insider Warrants and shall become Public Warrants under this Agreement.

6.4.2           The Company understands that the redemption rights provided for by this Section 6 apply only to outstanding Warrants. To the extent a person holds rights to purchase Warrants, such purchase rights shall not be extinguished by redemption. However, once such purchase rights are exercised, the Company may redeem the Warrants issued upon such exercise provided that the criteria for redemption is met.

6.4.3           The provisions of this Section 6.4 may not be modified, amended or deleted without the prior written consent of EBC.

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1           No Rights as Shareholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

7.2           Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3           Reservation of Ordinary Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Ordinary Shares that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4           Registration of Ordinary Shares. The Company agrees that as soon as practicable, but in no event later than fifteen (15) Business Days after the closing of its initial Business Combination, it shall use its best efforts to file with the Commission a new registration statement, for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Warrants, and it shall use its best efforts to take such action as is necessary to register or qualify for sale, in those states in which the Warrants were initially offered by the Company, the Ordinary Shares issuable upon exercise of the Warrants, to the extent an exemption is not available. The Company shall use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the 60th Business Day following the closing of the Business Combination, holders of the Warrants shall have the right, during the period beginning on the 61st Business Day after the closing of the Business Combination and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the Ordinary Shares issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Act or another exemption) for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value” (as defined below) by (y) the Fair Market Value. Solely for purposes of this Section 7.4, “Fair Market Value” shall mean the volume weighted average price of the Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of cashless exercise is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. The Company shall provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a cashless basis in accordance with this Section 7.4 is not required to be registered under the Securities Act and (ii) the Ordinary Shares issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of the Company and, accordingly, shall not be required to bear a restrictive legend. For the avoidance of any doubt, unless and until all of the Warrants have been exercised on a cashless basis, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this Section 7.4. In addition, the Company agrees to use its best efforts to register the Ordinary Shares issuable upon exercise of a Warrant under the blue sky laws of the states of residence of the exercising Warrant holder to the extent an exemption is not available. The provisions of this Section 7.4 may not be modified, amended or deleted without the prior written consent of EBC.

8. Concerning the Warrant Agent and Other Matters.

8.1        Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Ordinary Shares upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2        Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1           Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2           Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Ordinary Shares not later than the effective date of any such appointment.

8.2.3           Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3        Fees and Expenses of Warrant Agent.

8.3.1          Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2           Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4         Liability of Warrant Agent.

8.4.1           Reliance on Company Statement. Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2           Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.

8.4.3           Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Ordinary Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Ordinary Shares shall, when issued, be valid and fully paid and nonassessable.

8.5         Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Ordinary Shares through the exercise of the Warrants.

8.6         Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

9.            Miscellaneous Provisions.

9.1           Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2           Notices. All notices, statements or other documents which are required or contemplated by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be: (i) in writing and delivered personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party and (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party.  Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

Addresses for notice:

Infinity Cross Border Acquisition Corporation
c/o Infinity-C.S.V.C. Management Ltd.
3 Azrieli Center (Triangle Tower)
42nd Floor, Tel Aviv, Israel, 67023
Attn: Chief Financial Officer

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attention: Compliance Department

with a copy in each case (which shall not constitute service) to:

Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, NY 10017
Attn:  Stuart Neuhauser, Esq.

and

EarlyBirdCapital, Inc.
275 Madison Avenue, 27th Floor
New York, New York 10016
Attn: Steven Levine

and

Graubard Miller
405 Lexington Avenue, 19th Floor
New York, New York 10174
Attn: David Alan Miller, Esq.

9.3           Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

9.4           Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants and, for the purposes of Sections 2.5, 6.4, 7.4 and 9.8 hereof, EBC, any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. EBC shall be deemed to be a third-party beneficiary of this Agreement with respect to Sections 2.5, 6.4, 7.4 and 9.8 hereof.  All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto (and EBC with respect to Sections 2.5, 6.4, 7.4 and 9.8 hereof) and their successors and assigns and of the Registered Holders of the Warrants.

9.5           Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

               9.6           Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7           Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

9.8           Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period and any amendment to the terms of only the Insider Warrants, shall require the written consent of the Registered Holders of a majority of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.  Notwithstanding anything herein to the contrary, Sections 2.5, 6.4, 7.4 and 9.8, respectively, may not be modified, amended or deleted without the prior written consent of EBC.

                9.9           Severability. This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Exhibit A — Form of Warrant Certificate

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

INFINITY CROSS BORDER ACQUISITION CORPORATION

By:	/s/
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/
Name:
Title:

Signature page to Warrant Agreement

EXHIBIT A

[See Exhibit 4.3 to the Registration Statement]